Exhibit 23.1

Consent of Independent Auditors

The Board of Directors and Shareholders

UQM Technologies, Inc.:

We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 33-23113, 33-24071, 33-34612, 33-35055, 33-34613, 33-41325, 33-64852, 33-47454, 33-81430 and 33-92288) and in the registration statements on Forms S-3 (Nos. 33-6116, 33-63399, 333-01919, 333-13883, 333-44597, 333-23843, 33-50393, 333-52861, 333-67313, 333-78525 and 333-75520) of UQM Technologies, Inc. of our report dated May 17, 2002 relating to the consolidated balance sheets of UQM Technologies, Inc. and subsidiaries as of March 31, 2002 and 2001 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended March 31, 2002, which report appears in the March 31, 2002 Annual Report on Form-10K of UQM Technologies, Inc.

/s/KPMG LLP

KPMG LLP